Exhibit 10.10

Bank of America, N.A.

PROMISSORY NOTE

(Revolving Line of Credit)

$17,500,000.00	Richmond, Virginia

March 9, 2000

FOR VALUE RECEIVED, the undersigned, jointly and severally if more than one (sometimes hereinafter referred to as the “undersigned” or the “Borrower”), unconditionally promises to pay to the order of Bank of America, NA., a national banking association or any subsequent holder of this note (the “Bank”) at any of its offices in the Commonwealth of Virginia (or at such other place or places as Bank may designate) the principal sum of SEVENTEEN MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($17,500,000.00) or so much thereof as may be from time to time outstanding, plus interest thereon at the rate hereinafter set forth, all in accordance with the terms and conditions of this Promissory Note (the “Note”) and in accordance with the Master Loan Agreement of even date herewith by and between Borrower and Bank (the “Loan Agreement”).

This Note is secured by a Credit Line Deed of Trust dated April 10, 1990 originally filed for record in the public records of the County of Chesterfield, Virginia; the Deed of Trust and Security Agreement dated July 2, 1999 originally recorded with the Register of Deeds for Union County, Monroe, North Carolina in Deed Book 1276, at Page 308 and the subsequent recording of the Deed of Trust and Security Agreement dated July 2, 1999 with the Register of Deeds for Mecklenburg County, North Carolina in Deed Book 10629, at Page 402; and the Deed of Trust and Security Agreement dated October 25, 1999 originally recorded with the Register of Deeds for Wake County, North Carolina in Deed Book 008452, at Page 01395, and the various amendments, extensions, modifications, supplements, renewals and/or replacements thereto (the “Deeds of Trust”), the Guaranty (the “Guaranty”) of J. Russell Parker, III and Barbara H. Parker (the “Guarantors”), and other agreements by and between Borrower and Bank. The defined term Deed of Trust shall also include additional Deeds of Trust and Security Agreements that are anticipated to be executed by Borrower conveying to Bank various parcels of real estate located in other jurisdictions in the State of North Carolina to additionally and further secure this Note and one or more First Mortgage and Security Agreements that are anticipated to be executed by Borrower conveying to Bank various parcels of real estate located in jurisdictions in the State of South Carolina to additionally and further secure the Note. The Deed of Trust, Guaranty, and such other agreements are hereinafter referred to collectively as the “Security Documents” and the loan evidenced and secured thereby is hereinafter referred to as the “Loan.”  Terms used herein but not otherwise defined hereunder are defined as set forth in the Security Documents or the Loan Agreement.  Subject to the terms and conditions of this Note and the Security Documents, Bank shall advance funds to Borrower pursuant to the terms of the Loan Agreement, such that Borrower may borrow, partially or wholly repay, and reborrow, on a revolving basis, up to a maximum principal sum equal to the face amount of this Note at any one time outstanding.

1.             Prime Rate.  For purposes hereof, “Prime Rate” means the fluctuating rate of interest per annum established by Bank as its prime lending rate in effect from time to time whether or not such rate shall be otherwise published.  Such Prime Rate is established by Bank as an index or base rate and may or may not at any time be the best or lowest rate of interest offered by Bank.

2.             Interest.  The outstanding Loan principal balance shall bear interest at a variable rate per annum equal to the Prime Rate plus one-half of one percent (0.50%).  The interest rate hereunder shall be adjusted daily in accordance with fluctuations in the Prime Rate.  Interest shall be computed on the basis of a daily amount of interest accruing on the daily outstanding principal balance during a 360-day year multiplied by the actual number of days the principal is outstanding during such applicable interest period.

3.             Payment of Principal and Interest.    Borrower shall pay the interest accruing on the outstanding principal balance of this Note beginning on the fifteenth (15’“) day of the first month following the date of the initial principal advance under this Note and continuing on the fifteenth (15th) day of each month thereafter through and including the Maturity Date (as defined below). Borrower shall pay all principal advanced with respect to a particular Unit on the date that is not more than twelve (12) months after the closing date of the loan on such Unit. Borrower shall pay all principal advanced with respect to a particular Lot on a date that is not more than nine (9) months after the closing date of the loan on such Lot. Such principal advances shall be recorded on the books and records of Bank, which books and records shall be conclusive evidence of the principal amount advanced and outstanding on this Note. All payments of principal and interest shall be made in lawful currency of the United States of America which shall be legal tender in payment of all debts, public and private, at the time of payment. If not sooner paid, the entire outstanding balance of principal, interest, late charges and other costs due and owing hereunder shall be due and payable in full on December 31, 2001 (the “Maturity Date”).

4.             Prepayment.          This Note may be prepaid in whole or in part at any time without fee, premium or penalty. Any partial prepayment shall be applied in accordance with paragraph 9 below and shall not postpone the due date of any subsequent periodic installments or the Maturity Date, or change the amount of such installments due, unless Bank shall otherwise agree in writing.

5.             Late Charges.        Should Borrower fail to pay the installments of interest or principal on any due date provided for herein or within fifteen (15) days thereafter, then Borrower further promises to pay a late payment charge equal to four percent (4%) of the amount of the unpaid installment as liquidated compensation to Bank for the extra expense to Bank to process and administer the late payment, Borrower agreeing, by execution hereof, that any other measure of compensation for a late payment is speculative and impossible to compute. This provision for late charges shall not be deemed to extend the time for payment or be a “grace period” or “cure period” that gives Borrower a right to cure a Default. Imposition of late charges is not contingent upon the giving of any notice or lapse of any cure period provided for in the Deed of Trust and shall not be deemed a waiver of any right or remedy of Bank, including without limitation, acceleration of this Note.

6.             Default.  A Default as defined in the Loan Agreement or an event of default as defined in the Deed of Trust shall constitute a default under this Note.

7.             Acceleration. Upon the occurrence of a default hereunder, Bank may declare the then outstanding principal and all accrued but unpaid interest immediately due and payable and upon acceleration and thereafter this Note shall bear interest at the Default Rate, hereinafter defined, until all indebtedness evidenced hereby and secured by the Security Documents has been paid in full. Further, in the event of such acceleration, the Loan, and all other indebtedness of Borrower to Bank arising out of or in connection with the Loan shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by Borrower.

8.             Default Rate.         After default or maturity or upon acceleration, and thereafter, the unpaid indebtedness then evidenced by this Note and due under and secured by the Security Documents shall bear interest at a rate equal to the rate otherwise provided for herein plus three percent (3.00%) per annum.

9.             Application of Payments.   All sums received by Bank for application to the Loan may be applied by Bank to late charges, expenses, costs, interest, principal, and other amounts owing to Bank in connection with the Loan in the order selected by Bank in its sole discretion.

10.           Expenses.              In the event this Note is not paid when due on any stated or accelerated maturity date, or should it be necessary for Bank to enforce any other of its rights under this Note, the Loan Agreement, or the Security Documents, Borrower will pay to Bank, in addition to principal, interest and other charges due hereunder or under the Loan Agreement or the Security Documents, all costs of collection or enforcement, including reasonable attorneys’ fees, plus costs and expenses, whether incurred with respect to collection, litigation, bankruptcy proceedings, interpretation, dispute, negotiation, trial, appeal, defense of actions instituted by a third party against Bank arising out of or related to the Loan, enforcement of any judgment based on this Note, or otherwise, whether or not a suit to collect such amounts or to enforce such rights is brought or, if brought, is prosecuted to judgment.

11.           Waiver. All persons now or at any time liable for payment of this Note, whether directly or indirectly, including without limitation any Guarantor, hereby waive (a) presentment, demand, protest, notice of protest and dishonor, (b) all homestead or other exemptions which may be available to them, and (c) any right which they may have to require Bank to proceed against any other party liable for the payment of this Note or against any property securing this Note. Borrower expressly consents to any extensions and renewals, in whole or in part, to the release of any or all Guarantors or co-makers and any collateral security or portions thereof given to secure this Note, and all delays in time of payment or other performance which Bank may grant, in its sole discretion, at any time and from time to time without limitation, all without any notice to or further consent of Borrower, and any such grant by Bank shall not be deemed a waiver of any subsequent delay or any of Bank’s rights hereunder or under the Loan Agreement or the Security Documents.

12.           Usury.    In no event shall any provision herein or in the Loan Agreement or Security Documents permit the collection of any interest which would be usurious under the laws of the Commonwealth of Virginia, the State of North Carolina or the State of South Carolina, as applicable. If any such interest in excess of the maximum rate allowable under applicable law has been collected, Borrower agrees that the amount of interest collected above the maximum rate permitted by applicable law shall be applied as a principal prepayment hereunder.

13.           Modification. This Note may not be changed orally, but only by an agreement in writing signed by Bank and Borrower.

14.           Applicable Law.   This Note shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia, the State of North, Carolina or the State of South Carolina, as applicable, regardless of the jurisdiction in which this Note is executed or intended to be performed, or in which any party hereto maintains its principal place of business. If this Note is not dated when executed by Borrower, Bank is hereby authorized, without notice to Borrower, to date this Note as of the date when any portion of the proceeds of the Loan evidenced hereby is first advanced.

15.           Successors and Assigns.   As used herein, the terms the “Borrower” and the “Bank” shall be deemed to include their respective heirs, personal representatives, successors and assigns.

16.           Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operates or would prospectively operate to invalidate this Note, then and in any of those events, only such provision or provisions shall be deemed null and void and shall not affect any other provision of this Note. The remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced, or disturbed thereby. In the event any provisions of this Note are inconsistent with the provisions of the Loan Agreement, the Security Documents, or any other agreements or documents executed in connection with this Note, this Note shall control.

17.           Captions; Pronouns.           Captions are for reference only and in no way limit the terms of this Note.  The pronouns used in this instrument shall be construed as masculine, feminine, or neuter as the occasion may require.  Use of the singular includes the plural, and vice versa.

18.           Business Day.      Any reference herein or in the Loan Agreement or Security Documents to a day or business day shall be deemed to refer to a banking day which shall be a day on which Bank is open for the transaction of business, excluding any national holidays, and any performance which would otherwise be required on a day other than a banking day shall be timely performed in such instance, if performed on the next succeeding banking day.  Notwithstanding such timely performance, interest shall continue to accrue hereunder until such payment or performance has been made.

19.           Mandatory Arbitration.      Any controversy or claim between or among the parties hereto including, but not limited to, those arising out of or relating to this Note or any related agreements or instruments, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the Rules of Practice and Procedure for the Arbitration of Commercial Disputes of Judicial Arbitration and Mediation Services, Inc. (J.A.M.S.), and the “Special Rules” set forth below. In the event of any inconsistency, the Special Rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Note may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this agreement applies in any court having jurisdiction over such action.

(a) Special Rules: The arbitration shall be conducted in the City of Richmond, Virginia, and administered by J.A.M.S, who will appoint an arbitrator; if J.A.M.S, is unable or legally precluded from administering the arbitration, then the American Arbitration Association will serve. All arbitration hearings will be commenced within 90 days of the demand for arbitration; further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional 60 days.

(b) Reservations of Rights: Nothing in this Note shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this Note; or (ii) be a waiver by Bank of the protection afforded to it by 12 U.S.C. Section 91 or any substantially equivalent state law; or (iii) limit the right of Bank (A) to exercise self help remedies such as (but not limited to) setoff, or (B) to foreclose against any real or personal property collateral, or (C) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief or the appointment of a receiver. Bank may exercise such self help rights, foreclose upon such property, or obtain such provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding brought pursuant to this Note. At Bank’s option, foreclosure under a mortgage or deed of trust may be accomplished by any of the following: the exercise of a power of sale under the deed of trust, or by judicial sale under the deed of trust, or by judicial foreclosure. Neither this exercise of self help remedies nor the institution or, maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies. No provision in any of the documents evidencing, securing or relating to this Note regarding submission to jurisdiction and/or venue in any court is intended or shall be construed to be in derogation of the provisions herein for arbitration of any controversy or claim.

20.           Participation or Sale of Loan.             Bank may sell the Loan or undivided ownership or participation interests in the Loan to one or more assignees or participants and is hereby authorized to disclose in confidence in the negotiation or closing of any such transaction any information it has pertaining to the Loan, including, without limitation, any security for this Note and credit information regarding Borrower, any of its principals, and any Guarantor of the Loan, to any such assignee or participant or prospective assignee or prospective participant, as Bank deems necessary.  Borrower acknowledges the rights of Bank as set forth in the preceding sentence and agrees to execute, acknowledge, and deliver upon request (and cause any Guarantor to do likewise) any and all instruments reasonably requested by Bank in connection with the foregoing.

21.           Notices. Unless specifically provided otherwise, any notice to Borrower for the purposes of this Note or any other documents executed in connection with this Note shall be given in writing or by facsimile (fax) transmission and shall be addressed or delivered to the address set forth following Borrower’s signature, or to such other address as may be subsequently designated by the intended recipient by notice given in accordance with this provision.  If sent by registered or certified mail (return receipt requested), the notice shall be deemed effective when the receipt is signed or when the attempted initial delivery is refused or cannot be made because of a change of address of which the sending party has not been notified; if sent in any other manner, the notice shall be effective when received or when the attempted initial delivery is refused.  A copy of any notice sent by fax shall also be sent by certified mail.

No notice of change of address shall be effective except upon actual receipt.  This provision shall not be construed in any way to affect or impair any waiver of notice or demand provided herein or in any documents executed in connection with this Note or to require giving of notice or demand to or upon any person in any situation or for any reason.

WITNESS the following signatures and seals,

BORROWER: Parker & Lancaster Corporation

By:	J. Phillip Harris	(SEAL)
J. Phillip Harris
Vice President

The Address of Borrower is:

711 Moorefield Park Drive, Suite E
Richmond, VA 23236

Fax #: (804) 330-7198
Tax ID #: 54-1201707